   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER ___, 2004
                                                    REGISTRATION NO. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ISLAND PACIFIC, INC.
                              --------------------
                     (formerly known as SVI Solutions, Inc.)
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                    33-0896617
           --------                                    ----------
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)

                                      7372
                                      ----
            (Primary Standard Industrial Classification Code Number)

                            19800 MACARTHUR BOULEVARD
                            IRVINE, CALIFORNIA 92612
                                 (949) 476-2212

--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           _________________________

                                 MICHAEL TOMCZAK
                      PRESIDENT AND CHIEF OPERATING OFFICER
                              ISLAND PACIFIC, INC.
                            19800 MACARTHUR BOULEVARD
                            IRVINE, CALIFORNIA 92612
                                 (949) 476-2212
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                           _________________________

                                   Copies to:
                             Harry J. Proctor, Esq.
                      Solomon Ward Seidenwurm & Smith, LLP
                            401 B Street, Suite 1200
                               San Diego, CA 92101
                              Phone: (619) 231-0303
                               Fax: (619) 231-4755

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM           PROPOSED MAXIMUM
      SECURITIES TO BE          AMOUNT TO BE         OFFERING PRICE PER         AGGREGATE OFFERING          AMOUNT OF
         REGISTERED             REGISTERED(1)             SHARE (2)                  PRICE (2)        REGISTRATION FEE (2)
         ----------             -------------             ---------                  ---------        --------------------
Common Stock, $0.0001
       par value                  35,646,404                $0.50                   $17,823,202            $2,258.20

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the high and low prices of our common stock on September 9, 2004 as reported on the American Stock Exchange, which was $0.50 per share.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                              ISLAND PACIFIC, INC.

                                35,646,404 SHARES

                                  COMMON STOCK

         We are registering 35,646,404 shares of our common stock for resale by the selling stockholders identified in this prospectus on pages 14 and 15.
The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of this registration statement.

         Our common stock is listed on the American Stock Exchange under the symbol "IPI." The closing sale price of our common stock as reported on the American Stock Exchange on September 9, 2004 was $0.51 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this prospectus is__________________, 2004, subject to completion.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY........................................................    1

THE OFFERING..............................................................    2

RISK FACTORS..............................................................    3

FORWARD LOOKING STATEMENTS................................................   13

USE OF PROCEEDS...........................................................   13

SELLING STOCKHOLDERS......................................................   14

PLAN OF DISTRIBUTION......................................................   15

LEGAL MATTERS.............................................................   16

EXPERTS...................................................................   16

WHERE YOU CAN FIND MORE INFORMATION.......................................   16

PART II, INFORMATION NOT REQUIRED IN PROSPECTUS...........................  II-1

EXHIBIT INDEX.............................................................  II-5

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE COVER PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, "IPI," "WE," "US," AND "OUR" REFER TO ISLAND PACIFIC, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

                                   OUR COMPANY

         Island Pacific provides software solutions and services that support virtually all of the operational activities of a typical retailer. We help traditional and e-commerce retailers understand, manage and fulfill consumer demand by providing fully-integrated, retail management and point-of-sale systems. We have installed our software in over 200 retailers worldwide, which operate approximately 31,000 retail stores and have approximately $250 billion in combined annual sales. Current customers include Nike, Disney, the Limited Brands, IBM, Hershey's and Lands End. We distribute our products through a direct sales force as well as third party distributors that include IBM and IBM resellers.

         Our solutions enable retailers to customize their merchandising and build customer loyalty through the tracking, reporting and forecasting of consumer trends. Specifically, our products facilitate data mining, including identification of consumer preferences and trends, product purchasing replenishment, pricing, loss prevention, financial management, and e-commerce.

         We believe that our products are generally less expensive and faster to implement than competing products. They are also scaleable, enabling retailers to leverage their initial investments in our systems as they expand and grow.

                                  OUR INDUSTRY

         To operate effectively, retailers need business intelligence systems that provide reliable data regarding the various factors that shape consumer response, such as product selection, pricing, and shelf placement. Procurement and analysis of this information has become more complicated as retailers expand through the Internet, catalog, kiosk and other distribution channels.

         Legacy systems relied upon by retailers to address these information needs are often self-developed, custom-built systems that are not Internet-enabled and do not provide the enterprise-wide supply and demand chain market intelligence, communications, forecasting and planning, and merchandising functions that are critical to a retailers' ability to operate at maximum efficiency.

         Current offerings of packaged software solutions designed specifically for the retail industry are primarily positioned for the largest of companies, which can better afford the expensive licenses and time necessary for managerial and technical staff to implement these solutions.

         Smaller-to -medium sized retailers, generally with $200 to $700 million in annual sales, have a compelling need for a fully-integrated software infrastructure that can mine and manage supplier and consumer data; give the retailer control of its business processes to meet competitive challenges; and scale up as the retailer grows. In addition, these retailers want systems that are easy to install, cost-effective and user-friendly.

                                  OUR SOLUTIONS

         Our information management solutions are specifically designed to serve smaller-to-medium sized retailers. Our solutions are easy-to-use, rapidly deployable, and sufficiently flexible to meet the needs of a broad range of retail sectors, such as fashion, mass merchandise, and food and drug.

         Key areas that differentiate our software solutions include:

         o RAPID IMPLEMENTATION - We believe that our software systems can be implemented more quickly than competing systems, enabling retailers to more rapidly leverage the information gathering and reporting benefits they desire. Moreover, our modular architecture allows retailers to implement the applications they view as most critical first, and to add upgrades and enhancements as needed.

         o STRONG VALUE PROPOSITION - Our systems are less expensive than competitive, packaged systems and generally much less expensive than custom-designed retailing solutions. We believe that the total cost of ownership of our systems, including installation and maintenance, is among the lowest in the industry.

         o SCALABLE AND FLEXIBLE - Our solutions are scalable; enabling our customers to leverage their initial investment in our products as our solutions help them grow. In addition, as their needs become more complex, we are able to offer them a variety of options and product extensions through partnerships with other software vendors. Our solutions work in environments that span from 1 to 5,000 stores.

         o PROVEN LEADERSHIP AND INNOVATION - We are a leading provider of infrastructure software and services for the retail industry, our target market, with a reputation for innovation and service. We provide software products and services infrastructure for over 200 retailers. Our constant interaction with this sizeable customer base provides a key source of ideas for continuous improvement to our products.


                               RECENT DEVELOPMENTS

         OPERATIONAL IMPROVEMENTS

         In recent periods, we have taken a number of steps designed to improve our balance sheet and operations, including:

         o Acquired two complementary companies with substantial revenues and earnings potential;
         o Revamped our management team by adding a new President and COO, new CTO, and new CFO;
         o Improved our IBM-based core products through continuing internal research and development;
         o Obtained the rights to distribute complementary products, including a new easy-to-install and easy-to-use, open-architecture software system for very small retailers, which we will introduce in 2004;
         o Established partnerships with several value added resellers to provide a variety of options and product extensions;
         o Improved our distribution capabilities by adding new third party channels, such as IBM and IBM's resellers, and professional service firms, such as CGI and LakeWest.

         We believe that these actions have positioned us for a return to sustained revenue growth and profitability.

         Our executive offices are located at 19800 MacArthur Boulevard, Irvine, California, 92612, telephone number (949) 476-2212.

                                  THE OFFERING

Common stock to be offered by the              35,646,404 shares
selling stockholders

Common stock outstanding as of                 62,761,436
August 31, 2004

Use of proceeds                                We will not receive any proceeds
                                               from the sale of shares of common
                                               stock covered by this prospectus.

American Stock Exchange symbol                 IPI

                                  RISK FACTORS

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS.

EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

BUSINESS RISKS

WE INCURRED LOSSES FOR FISCAL YEARS 2004, 2003 AND 2002.

         We incurred losses of $4.2 million, $2.7 million, and $14.7 million in the fiscal years ended March 31, 2004, 2003, and 2002 respectively. The losses in the past three years have generally been due to difficulties completing sales for new application software licenses, the resulting change in sales mix toward lower margin services, and debt service expenses. We will need to generate additional revenue to achieve profitability in future periods. If we are unable to achieve profitability, or maintain profitability if achieved, our business and stock price may be adversely effected and we may be unable to continue operations at current levels, if at all.

WE HAD NEGATIVE WORKING CAPITAL IN PRIOR FISCAL YEAR, AND WE HAVE EXTENDED PAYMENT TERMS WITH A NUMBER OF OUR SUPPLIERS.

         At March 31, 2003, we had negative working capital of $4.1 million. We have had difficulty meeting operating expenses, including interest payments on debt, lease payments, and supplier obligations. We have at times deferred payroll for our executive officers, and borrowed from related parties to meet payroll obligations. We have extended payment terms with our trade creditors wherever possible.

         As a result of extended payment arrangements with suppliers, we may be unable to secure products and services necessary to continue operations at current levels from these suppliers. In that event, we will have to obtain these products and services from other parties, which could result in adverse consequences to our business, operations, and financial condition. We may be unable to obtain these products from other parties on terms acceptable to us, if at all.

OUR NET SALES HAVE DECLINED IN RECENT FISCAL YEARS. WE EXPERIENCED A SUBSTANTIAL DECREASE IN APPLICATION SOFTWARE LICENSE SALES. OUR GROWTH AND PROFITABILITY IS DEPENDENT ON THE SALE OF HIGHER MARGIN LICENSES.

         Our net sales decreased by 2% in the fiscal year ended March 31, 2004, compared to the fiscal year ended March 31, 2003. Our net sales decreased by 16% in the fiscal year ended March 31, 2003 compared to the fiscal year ended March 31, 2002. We experienced a substantial decrease in application license software sales in fiscal year 2003 and 2002, which typically carry a much higher margin than other revenue sources. We must improve new application license sales to become profitable. We have taken steps to refocus our sales strategy on core historic competencies, but our typically long sales cycles make it difficult to evaluate whether and when sales will improve. We cannot be sure that the decline in sales has not been due to factors which might continue to negatively affect sales.

OUR FINANCIAL CONDITION MAY INTERFERE WITH OUR ABILITY TO SELL NEW APPLICATION SOFTWARE LICENSES.

         Future sales growth may depend on our ability to improve our financial condition. Our past financial condition has made it difficult for us to complete sales of new application software licenses. Because our applications typically require lengthy implementation and extended servicing arrangements, potential customers require assurance that these services will be available for the expected life of the application. These potential customers may defer buying decisions until our financial condition improves, or may choose products of our competitors whose financial conditions are, or are perceived to be, stronger. Customer deferrals or lost sales will adversely affect our business, financial condition, and results of operations.

OUR SALES CYCLES ARE LONG AND PROSPECTS ARE UNCERTAIN. THIS MAKES IT DIFFICULT FOR US TO PREDICT REVENUES AND BUDGET EXPENSES.

         The length of sales cycles in our business make it difficult to evaluate the effectiveness of our sales strategies. Our sales cycles historically have ranged from three to twelve months, which has caused significant fluctuations in revenues from period to period. Due to our difficulties in completing new application software sales in recent periods and our refocused sales strategy, it is difficult to predict revenues and properly budget expenses.

         Our software applications are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the retail enterprise. In many cases, our customers must change established business practices when they install our software. Our sales staff must dedicate significant time consulting with a potential customer concerning the substantial technical and business concerns associated with implementing our products. The purchase of our products is often discretionary, so lengthy sales efforts may not result in a sale. Moreover, it is difficult to predict when a license sale will occur. All of these factors can adversely affect our business, financial condition, and results of operations.

OUR OPERATING RESULTS AND REVENUES HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors outside of our control, including: the size and timing of orders, the general health of the retail industry, the length of our sales cycles, and technological changes. If revenue declines in a quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, application development, and general and administrative expenses do not change significantly with variations in revenue in a quarter. It is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts or investors, which may cause our stock price to decline.

         Further, due to these fluctuations, we do not believe period to period comparisons of our financial performance are necessarily meaningful nor should they be relied on as an indication of our future performance.

WE MAY EXPERIENCE SEASONAL DECLINES IN SALES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FALL SHORT OF EXPECTATIONS IN SOME QUARTERS.

         We may experience slower sales of our applications and services from October through December of each year as a result of retailers' focus on the holiday retail-shopping season. This can negatively affect revenues in our third fiscal quarter and in other quarters, depending on our sales cycles.

OUR DEBT COULD ADVERSELY AFFECT US.

As of August 31, 2004, our debt, including any accrued interest, is as follows:

         o $1.3 million in convertible debenture issued in March 2004 to Midsummer Investments, Ltd. ("Midsummer") due in full in May 2006, with monthly redemptions commencing in September 2004.

         o $0.5 million in promissory note issued in June 2004 to Intuit Inc. ("Intuit") due in full on June 1, 2006, payable in monthly installments.

         o $1.8 million in promissory notes issued in June 2004 to noteholders of Retail Technologies International, Inc. ("RTI") due on May 1, 2005, payable in monthly installments.

         o $2.6 million in promissory notes issued in June 2004 to Michael Tomczak and Jeffrey Boone due on June 1, 2006, payable in monthly installments.

         o $7.0 million in a secured convertible term note issued to Laurus Master Fund, Ltd. ("Laurus") in July 2004, matures on July 12, 2007 with monthly principal installments of $212,000 together with any accrued and unpaid interest.

The substantial amount of our indebtedness impacts us in a number of ways:

         o We have to dedicate a portion of cash flow from operations to principal and interest payments on the debt, which reduces funds available for other purposes.

o We may not have sufficient funds to pay principal and/or interest when they become due resulting in a default, which could lead to our debt holders exercising rights under their respective debt instruments, including, without limitation, declaring debt immediately due and payable or taking possession or control of the assets that secure the respective debt instruments.

These are just some factors pertaining to our debt that generally place us at a disadvantage to our less leveraged competitors. Any or all of these factors could cause our stock price to decline.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

         Our cash from operations has not been sufficient to meet our operational needs and we have relied on capital from related parties. A company affiliated with Donald S. Radcliffe, our director, made short-term loans to us in fiscal 2002 and in fiscal 2003 to meet payroll. Softline Limited ("Softline") loaned us $10 million to make a required principal payment on our Union Bank term loan in July 2000. A subsidiary of Softline loaned us an additional $600,000 in November 2000 to meet working capital needs. This loan was repaid in February 2001, in part with $400,000 we borrowed from Barry M. Schechter, our former Chairman. We borrowed an additional $164,000 from Mr. Schechter in March 2001, which was repaid in July 2001, for operational needs related to our Australian subsidiary.

         We may not be able to obtain capital from related parties in the future. No officer, director, stockholder, or related party is under any obligation to provide cash to meet our future liquidity needs.

WE MAY NEED TO RAISE CAPITAL TO GROW OUR BUSINESS. OBTAINING THIS CAPITAL COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

         We may need to raise capital to:

         o    Support unanticipated capital requirements;

         o    Take advantage of acquisition or expansion opportunities;

         o    Continue our current development efforts;

         o    Develop new applications or services; or

         o    Address working capital needs.

         Our future capital requirements depend on many factors including our application development, sales, and marketing activities. We do not know whether additional financing will be available when needed or on terms acceptable to us. If we cannot raise needed funds for the above purposes on acceptable terms, we may be forced to curtail some or all of the above activities and we may not be able to grow our business or respond to competitive pressures or unanticipated developments.

         We may raise capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution and the new securities may have greater rights, preferences, or privileges than our existing common stock.

INTANGIBLE ASSETS MAY BE IMPAIRED MAKING IT MORE DIFFICULT TO OBTAIN FINANCING.

         Goodwill, capitalized software, non-compete agreements, and other intangible assets represent approximately 84% of our total assets as of March 31, 2004. We may have to impair or write-off these assets, which will cause a charge to earnings and could cause our stock price to decline.

         Any such impairment will also reduce our assets, as well as the ratio of our assets to our liabilities. These balance sheet effects could make it more difficult for us to obtain capital, and could make the terms of capital we do obtain more unfavorable to our existing stockholders.

FOREIGN CURRENCY FLUCTUATIONS MAY IMPAIR OUR COMPETITIVE POSITION AND AFFECT OUR OPERATING RESULTS.

         Fluctuations in currency exchange rates affect the prices of our applications and services and our expenses. Foreign currency losses may negatively affect profitability or increase losses. Approximately 17%, 12%, and 9% of our net sales from continuing operations were outside North America, principally in Australia and the United Kingdom, in the fiscal years ended March 31, 2004, 2003, and 2002, respectively. Many of our expenses related to foreign sales, such as corporate level administrative overhead and development, are denominated in U.S. dollars. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss contributes to fluctuations in our operating results. We do not hedge against foreign currency exchange rate risks.

HISTORICALLY WE HAVE BEEN DEPENDENT ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT AMOUNT OF OUR BUSINESS.

         QQQ Systems Ltd. ("QQQ Systems") accounted for 18% of our net sales for the fiscal year ended March 31, 2004. The software license sale to QQQ Systems was a one-time transaction. Toys "R" Us ("Toys") accounted for 7%, 31%, and 47% of our net sales from continuing operations for the fiscal years ended March 31, 2004, 2003, and 2002, respectively. In November 2003, Toys terminated their software development and services agreement with us. We cannot provide any assurances that QQQ Systems or any of our current customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL AND SALES PERSONNEL, OR IF WE ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

         We are heavily dependent on our President and Chief Operating Officer, Michael Tomczak and our Chief Technology Officer, Jeffrey Boone. We are also heavily dependent on our former Chairman, Barry Schechter, who remains a consultant to us. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled software programmers, managers, and sales and marketing personnel. Competition for personnel is intense, particularly in international markets. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We may not be successful in attracting or retaining skilled sales, technical, and managerial personnel, which could negatively affect our financial performance and cause our stock price to decline.

WE ARE DEPENDENT ON THE RETAIL INDUSTRY. IF ECONOMIC CONDITIONS IN THE RETAIL INDUSTRY FURTHER DECLINE, OUR REVENUES MAY ALSO DECLINE. RETAIL SALES HAVE BEEN AND MAY CONTINUE TO BE SLOW.

         Our future growth is critically dependent on increased sales to the retail industry. We derive the substantial majority of our revenues from the licensing of software applications and the performance of related professional and consulting services to the retail industry. The retail industry as a whole is currently experiencing increased competition and weakening economic conditions that could negatively impact the industry and our customers' ability to pay for our products and services. In addition, the retail industry may be consolidating, and it is uncertain how consolidation will affect the industry. Such consolidation and weakening economic conditions have in the past, and may in the future, negatively impact our revenues and reduce the demand for our products and may negatively impact our business, operating results and financial condition. Specifically, uncertain economic conditions and the specter of terrorist activities have adversely impacted sales of our software applications, and we believe mid-tier specialty retailers may be reluctant during the current economic climate to make the substantial infrastructure investment that generally accompanies the implementation of our software applications, which may adversely impact our business.

THERE MAY BE AN INCREASE IN CUSTOMER BANKRUPTCIES DUE TO WEAK ECONOMIC
CONDITIONS.

         We have in the past and may in the future be impacted by customer bankruptcies. During weak economic conditions, such as those currently being experienced in many geographic regions around the world, there is an increased risk that certain of our customers will file bankruptcy. When our customers file bankruptcy, we may be required to forego collection of pre-petition amounts owed and to repay amounts remitted to us during the 90-day preference period preceding the filing. Accounts receivable balances related to pre-petition amounts may in certain of these instances be large due to extended payment terms for software license fees and significant billings for consulting and implementation services on large projects. We also face risk from international customers who may file for bankruptcy protection in foreign jurisdictions - the application of foreign bankruptcy laws may be less certain or harder to predict. Although we believe that we have sufficient reserves to cover anticipated customer bankruptcies, there can be no assurance that such reserves will be adequate, and if they are not adequate, our business, operating results and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE RETAIL SOFTWARE INDUSTRY.

         We conduct business in an industry characterized by intense competition. Most of our competitors are very large companies with an international presence. We must also compete with smaller companies that have established strong local or regional customer bases. Many of our competitors and potential competitors are more established, benefit from greater name recognition, and have significantly greater resources than us. Our competitors may also have lower cost structures and better access to the capital markets than us. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may:

         o Introduce new technologies that render our existing or future products obsolete, unmarketable, or less competitive;

         o Make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, which would increase the ability of their products to address the needs of our customers; and

         o Establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to compete through these channels.

         We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from providers of offerings similar to, or competitive with, our applications, or from service providers that provide services similar to our services. Competition could also render our technology obsolete. For a further discussion of competitive factors in our industry, see "Description of Business - Competition" below.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES.

         The retail software industry is characterized by rapid technological change, evolving standards, and wide fluctuations in supply and demand. We must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new offerings or if we fail to introduce progressive new offerings in a timely or cost-effective manner, our financial performance will suffer.

         The success of application enhancements and new applications depends on a variety of factors, including technology selection and specification, timely and efficient completion of design, and effective sales and marketing efforts. In developing new applications and services, we may:

         o Fail to respond to technological changes in a timely or cost-effective manner;

         o Encounter applications, capabilities, or technologies developed by others that render our applications and services obsolete or non-competitive or that shorten the life cycles of our existing applications and services;

         o Experience difficulties that could delay or prevent the successful development, introduction, and marketing of these new applications and services; or

         o Fail to achieve market acceptance of our applications and services.

         The life cycles of our applications are difficult to estimate, particularly in the emerging electronic commerce market. As a result, new applications and enhancements, even if successful, may become obsolete before we recoup our investment.

OUR PROPRIETARY RIGHTS OFFER ONLY LIMITED PROTECTION. OUR COMPETITORS MAY DEVELOP APPLICATIONS SUBSTANTIALLY SIMILAR TO OUR APPLICATIONS AND USE SIMILAR TECHNOLOGIES, WHICH MAY RESULT IN US LOSING CUSTOMERS. WE MAY HAVE TO INITIATE COSTLY LITIGATION TO PROTECT OUR PROPRIETARY RIGHTS.

         Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspects of our intellectual property. Our intellectual property includes our trademarks, trade secrets, copyrights, and other proprietary information. Our efforts to protect our intellectual property may not be successful. Effective copyright and trade secret protection may be unavailable or limited in some foreign countries. We hold no patents. Consequently, others may develop, market, and sell applications substantially equivalent to ours or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

         We may find it necessary to bring claims or initiate litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. The ultimate outcome of any litigation will be difficult to predict.

OUR APPLICATIONS MAY BE SUBJECT TO CLAIMS THEY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

         We may become subject to litigation involving patents or proprietary rights. Patent and proprietary rights litigation entail substantial legal and other costs. We do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to and defending claims related to our intellectual property rights, even ones without merit, can be time consuming and expensive and can divert management's attention from other business matters. In addition, these actions could cause application delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results, and financial condition.

DEVELOPMENT AND MARKETING OF OUR OFFERINGS DEPENDS ON STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES. OUR EXISTING STRATEGIC RELATIONSHIPS MAY NOT ENDURE AND MAY NOT DELIVER THE INTENDED BENEFITS, AND WE MAY NOT BE ABLE TO ENTER INTO FUTURE STRATEGIC RELATIONSHIPS.

         Since we do not possess all of the technical and marketing resources necessary to develop and market our offerings to their target markets, our business strategy substantially depends on our strategic relationships, including licensing software and technology that is integrated into our applications. While some of these relationships are governed by contracts, most are non-exclusive and all may be terminated on short notice by either party. If these relationships terminate or fail to deliver the intended benefits, our development and marketing efforts will be impaired and our revenues may decline. We may not be able to enter into new strategic relationships, which could put us at a disadvantage to those of our competitors which do successfully exploit strategic relationships.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

         Substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from fire, earthquake, water damage, sabotage, flood, power loss, technical, or telecommunications failure or break-ins. Our insurance may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions. These disruptions could lead to interruptions, delays, loss of data, or the inability to service our customers. Any of these occurrences could impair our ability to serve our customers and harm our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR APPLICATIONS.

         Our business exposes us to product liability risks. Our applications are highly complex and sophisticated and they may occasionally contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of our applications may involve customer-specific customization by us or third parties or involve integration with systems developed by third parties. These aspects of our business create additional opportunities for errors and defects in our applications and services. Problems in the initial release may be discovered only after the application has been implemented and used over time with different computer systems and in a variety of other applications and environments. Our applications have in the past contained errors that were discovered after they were sold. Our customers have also occasionally experienced difficulties integrating our applications with other hardware or software in their enterprise.

         We are not currently aware of any material defects in our applications that might give rise to future lawsuits. However, errors or integration problems may be discovered in the future. Such defects, errors, or difficulties could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, returns, increased costs and diversion of development resources, redesigns, and increased warranty and servicing costs. In addition, third-party products, upon which our applications are dependent, may contain defects which could reduce or undermine entirely the performance of our applications.

         Our customers typically use our applications to perform mission-critical functions. As a result, the defects and problems discussed above could result in significant financial or other damage to our customers. Although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our applications or the performance of our services. Our product liability insurance may not cover all claims brought against us.

THE SAGE GROUP, PLC (THE "SAGE GROUP") HAS THE RIGHT TO ACQUIRE A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK. IF SUCH STOCK IS ACQUIRED BY THE SAGE GROUP, IT MAY BE ABLE TO EXERCISE EFFECTIVE CONTROL OF US.

         On November 14, 2003, the Sage Group acquired substantially all of the assets of Softline, including Softline's 141,000 shares of our Series A Convertible Preferred Stock, which are convertible into 19,245,564 shares of our common stock within 60 days of August 31, 2004, 8,923,915 shares of our common stock, and options to purchase 71,812 shares of our common stock. The Sage Group beneficially owns approximately 34.1% of our outstanding common stock, including shares the Sage Group has the right to acquire upon conversion of its Series A Convertible Preferred Stock and exercise of its outstanding options. Although the Series A Convertible Preferred Stock is non-voting as to most matters and is redeemable by us, if the Sage Group converts its Series A Convertible Preferred Stock to common stock, it may have effective control over all matters affecting us, including:

         o    The election of all of our directors;

         o The allocation of business opportunities that may be suitable for the Sage Group and us;

         o Any determinations with respect to mergers or other business combinations involving us;

         o    The acquisition or disposition of assets or businesses by us;

         o Debt and equity financing, including future issuance of our common stock or other securities;

         o    Amendments to our charter documents;

         o    The payment of dividends on our common stock; and

         o    Determinations with respect to our tax returns.

THE SAGE GROUP'S POTENTIAL INFLUENCE ON US COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

         The Sage Group beneficially owns a significant percentage of our common stock. The Sage Group's potential effective voting control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, the Sage Group's potential effective control could reduce the price that investors may be willing to pay for shares of our stock in the future or could prevent any party from attempting to acquire us at any price.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

         The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions, or suffer from generally adverse economic conditions, our stock price could be affected. Some of the volatility in our stock price may be unrelated to our performance. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

ALL OF OUR ASSETS ARE PLEDGED TO SECURE THE SECURED CONVERTIBLE TERM NOTE ISSUED TO LAURUS.

         We issued a security interest in all of our assets to Laurus as security for the Laurus Note in the principal amount of $7 million. The Laurus
Note is due and payable in full on July 12, 2007.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

         We have not previously paid any cash or other dividend on our common stock. We anticipate that we will use our earnings and cash flow for repayment of indebtedness, to support our operations, and for future growth, and we do not have any plans to pay dividends on our common stock in the foreseeable future. Holders of our Series A Convertible Preferred Stock are entitled to dividends in preference and priority to common stockholders. Future equity financing(s) may further restrict our ability to pay dividends.

THE TERMS OF OUR PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

         We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. We issued 141,000 shares of Series A Convertible Preferred Stock in May 2002. We also issued 2,517,232 shares of Series B Convertible Preferred Stock ("Series B Preferred") in June 2004; however, all of Series B Preferred shares were converted into 7,551,696 shares of common stock in August 2004. Our board of directors may determine the terms of subsequent series of preferred stock without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We are actively seeking capital and some of the arrangements we are considering may involve the issuance of preferred stock.

FAILURE TO COMPLY WITH THE AMERICAN STOCK EXCHANGE'S LISTING STANDARDS COULD RESULT IN OUR DELISTING FROM THAT EXCHANGE AND LIMIT THE ABILITY TO SELL ANY OF OUR COMMON STOCK.

          Our stock is currently traded on the American Stock Exchange. The Exchange has published certain guidelines it uses in determining whether a security warrants continued listing. Pursuant to these guidelines the Exchange will consider suspending trading in a listed security or delisting a security when, in the opinion of the Exchange: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the aggregate market value of the security has become so reduced as to make further dealings on the Exchange inadvisable; (iii) the issuer has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company; (iv) the issuer has failed to comply with its listing agreements with the Exchange; or (v) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted. As a result of our financial condition or other factors, the American Stock Exchange could in the future determine that our stock does not merit continued listing. If our stock were delisted from the American Stock Exchange, the ability of our stockholders to sell our common stock could become limited and we would lose the advantage of some state and federal securities regulations imposing lower regulatory burdens on exchange-traded issuers.

SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS OR WARRANTS, CONVERSION OF DEBENTURES, AS DIVIDENDS ON CONVERTIBLE PREFERRED STOCK, AS INTEREST ON DEBENTURES, OR UNDER ANTI-DILUTION PROVISIONS IN CERTAIN AGREEMENTS COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

         We have issued options and warrants to acquire common stock to our employees and certain other persons at various prices, some of which are or may in the future have exercise prices below the market price of our stock. We currently have outstanding options and warrants for 31,756,811 shares as of August 31, 2004. Of these options and warrants, as of August 31, 2004, 26,819,276 have exercise prices above the recent market price of $0.43 per share (as of August 31, 2004), and 4,927,535 have exercise prices at or below that recent market price.

         There are 10,000,000 shares reserved for issuance under our new 2004 Equity Incentive Plan, which was approved by our stockholders at our annual meeting on August 11, 2004. Future options issued under the plan may have further dilutive effects.

         We have outstanding a 9% Convertible Debenture, convertible into 2,232,143 shares, and a Secured Convertible Term Note, convertible into 12,500,000 shares of common stock. We are required to adjust the conversion prices under both the 9% Convertible Debenture and the Secured Convertible Term Note, if we issue additional shares of common stock at price below the then effective respective conversion prices.

         We have outstanding 141,000 shares of Series A Preferred Stock, convertible into 19,245,564 shares of common stock.

         The issuance of additional shares pursuant to these options, warrants, convertible debentures, or anti-dilution provisions will cause immediate and possibly substantial dilution to our stockholders. Further, subsequent sales of such shares in the public market could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS WITH PAGE DIGITAL INCORPORATED ("PAGE DIGITAL") OR RTI OR REALIZE ALL OF THE ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

         On January 30, 2004, we acquired Page Digital and pursuant to an agreement dated June 1, 2004, we acquired RTI These acquisitions involve integrating two companies that previously operated independently into Island Pacific. These integrations will be complex, costly, and time-consuming processes. The difficulties of combining these companies' operations include, among other things:

         o Coordinating geographically disparate organizations, systems, and facilities;

         o    Strain on management resources due to integration demands;

         o    Integrating personnel with diverse business backgrounds;

         o    Consolidating corporate and administrative functions;

         o    Coordinating product development;

         o    Coordinating sales and marketing functions;

         o    Retaining key employees; and

         o    Preserving relationships with key customers.

BUSINESS RISKS FACED BY PAGE DIGITAL COULD DISADVANTAGE OUR BUSINESS.

         Page Digital is a developer of multi-channel commerce software and faces several business risks that could disadvantage our business. These risks include many of the risks that we face, described above, as well as:

         o LONG AND VARIABLE SALES CYCLES MAKE IT DIFFICULT TO PREDICT OPERATING RESULTS - Historically, the period between initial contact with a prospective customer and the licensing of Page Digital's products has ranged from one to twelve months. Page Digital's average sales cycle is currently three months. The licensing of Page Digital's products is often an enterprise wide decision by customers, which involves a significant commitment of resources by Page Digital and its prospective customer. Customers generally consider a wide range of issues before committing to purchase Page Digital's products, including product benefits, cost and time of implementation, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume, and product reliability. As a part of the sales process, Page Digital spends a significant amount of resources informing prospective customers about the use and benefits of Page Digital products, which may not result in a sale, therefore increasing operating expenses. As a result of this sales cycle, Page Digital's revenues are unpredictable and could vary significantly from quarter to quarter causing our operating results to vary significantly from quarter to quarter.

         o DEFECTS IN PRODUCTS COULD DIMINISH DEMAND FOR PRODUCTS AND RESULT IN LOSS OF REVENUES - From time to time errors or defects may be found in Page Digital's existing, new, or enhanced products, resulting in delays in shipping, loss of revenues, or injury to Page Digital's reputation. Page Digital's customers use its products for business critical applications. Any defects, errors, or other performance problems could result in damage to Page Digital's customers' businesses. These customers could seek significant compensation from Page Digital for any losses. Further, errors or defects in Page Digital's products may be caused by defects in third-party software incorporated into Page Digital products. If so, Page Digital may not be able to fix these defects without the assistance of the software providers.

         o FAILURE TO FORMALIZE AND MAINTAIN RELATIONSHIPS WITH SYSTEMS INTEGRATORS COULD REDUCE REVENUES AND HARM PAGE DIGITAL'S ABILITY TO IMPLEMENT PRODUCTS - A significant portion of Page Digital's sales are influenced by the recommendations of systems integrators, consulting firms, and other third parties, who assist with the implementation and maintenance of Page Digital's products. These third parties are under no obligation to recommend or support Page Digital's products. Failing to maintain strong relationships with these third parties could result in a shift by these third parties toward favoring competing products, which could negatively affect Page Digital's software license and service revenues.

         o PAGE DIGITAL'S PRODUCT MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO PAGE DIGITAL'S SUCCESS DEPENDS HEAVILY ON ITS ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES - The retail software industry is characterized by rapid technological change, evolving standards, and wide fluctuations in supply and demand. Page Digital must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If Page Digital fails to gain market acceptance for its existing or new offerings or if Page Digital fails to introduce progressive new offerings in a timely or cost-effective manner, our financial performance may suffer.

         o PAGE DIGITAL'S FAILURE TO PROTECT PROPRIETARY RIGHTS OR INTELLECTUAL PROPERTY OR INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST PAGE DIGITAL, COULD RESULT IN PAGE DIGITAL LOSING VALUABLE ASSETS OR BECOMING SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION
              - Page Digital's success and ability to compete depend on its proprietary rights and intellectual property. Page Digital relies on trademark, trade secret, and copyright laws to protect its proprietary rights and intellectual property. Page Digital also has one issued patent. Despite Page Digital's efforts to protect intellectual property, a third party could obtain access to Page Digital's software source code or other proprietary information without authorization, or could independently duplicate Page Digital's software. Page Digital may need to litigate to enforce intellectual property rights. If Page Digital is unable to protect its intellectual property it may lose a valuable asset. Further, third parties could claim Page Digital has infringed their intellectual property rights. Any claims, regardless of merit, could be costly and time-consuming to defend.

         o COMPETITION IN THE SOFTWARE MARKET IS INTENSE AND COULD REDUCE PAGE DIGITAL'S SALES OR PREVENT THEM FROM ACHIEVING PROFITABILITY
              - The market for Page Digital's products is intensely competitive and subject to rapid technological change. Competition is likely to result in price reductions, reduced gross margins, and loss of Page Digital's market share, any one of which could reduce future revenues or earnings. Further, most of Page Digital's competitors are large companies with greater resources, broader customer relationships, greater name recognition, and an international presence. As a result, Page Digital's competitors may be able to better respond to new and emerging technologies and customer demands.

BUSINESS RISKS FACED BY RTI COULD DISADVANTAGE OUR BUSINESS.

         RTI is a provider of retail management store solutions to small through mid-tier retailers via an international network of retailers and faces several business risks that could disadvantage our business. These risks include many of the risks that we face, described above, as well as:

         o    RTI FACES INTENSE COMPETITION IN THE RETAIL POINT OF SALE INDUSTRY
              - RTI operates in an extremely competitive industry, which is subject to rapid technological and market changes. We anticipate that the competition will increase as more companies focus on providing technology solutions to small and mid-tier retailers. Many of our current and potential competitors, such as Microsoft, have more resources to devote to product development, marketing, and distribution. While RTI believes that it has competitive strengths in its market, there can be no assurance that RTI will continue to compete successfully against larger more established competitors.

         o RTI IS DEPENDENT ON THEIR VALUE-ADDED RESELLLERS (VARS) - RTI does not have a direct sales force and relies on VARs to distribute and sell its products. RTI currently has approximately 67 VARs - 27 in North America, 7 in South America, 11 in Asia, 19 in Europe and the Middle East, 1 in Africa, and 1 each in Australia and New Zealand. Combined, RTI's four largest VARs account for approximately 35% of its revenues, although no one is over 15%. RTI's VARs are independently owned businesses and there can be no assurance that one or more will not go out of business or cease to sell RTI products. Until a replacement VAR could be recruited, and trained, or until an existing VAR could expand into the vacated territory, such a loss could result in a disruption in RTI's revenue and profitability. Furthermore, there can be no assurance that an adequate replacement could be located.

         o A PROLONGED SLOWDOWN IN THE GLOBAL ECONOMY COULD ADVERSELY IMPACT RTI'S REVENUES - A slowdown in the global economy might lead to decreased capital spending, fewer new retail business start ups, and slower new store expansion at existing retail businesses. Such conditions, even on a regional basis could severely impact one or more of RTI's VARs and result to a disruption in RTI's revenues and profitability.

         o RTI'S PRODUCT MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO RTI'S SUCCESS DEPENDS HEAVILY ON ITS ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES - We believe RTI's ability to succeed in its market is partially dependent on its ability to identify new product opportunities and rapidly, cost-effectively bring them to market. However, there is no guarantee that they will be able to gain market acceptance for any new products. In addition, there is no guarantee that one of RTI competitors will not be able to bring competing applications to market faster or market them more effectively. Failure to successfully develop new products, bring them to market and gain market acceptance could result in decreased market share and ultimately have a material adverse affect on RTI.

         o RTI DOES NOT HOLD ANY PATENTS OR COPYRIGHTS, ANY TERMINATION OF OR ADVERSE CHANGE TO RTI'S LICENSE RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS - RTI has a license to develop, modify, market, sell, and support its core technology from a third party. Any termination of, or disruption in, this license could have a material adverse affect on RTI's business. Further, we believe that most of the technology used in the design and development of RTI's core products is widely available to others. Consequently, there can be no assurance that others will not develop and market applications that are similar to RTI's or utilize technologies that are equivalent to RTI's. Likewise, while RTI believes that its products do not infringe on any third party's intellectual property, there can be no assurance that they will not become involved in litigation involving intellectual property rights. If such litigation did occur, it could have a material adverse affect on RTI's business.


                           FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS THE WORDS MAY, WILL, SHOULD, EXPECT, PLAN, ANTICIPATE, BELIEVE, ESTIMATE, PREDICT, POTENTIAL, OR CONTINUE, OR THE NEGATIVES OF SUCH WORDS OR OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IMPORTANT FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO THE ITEMS DISCUSSED UNDER "RISK FACTORS" AND OTHER SECTIONS OF THIS PROSPECTUS.

         ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS. WE ARE UNDER NO OBLIGATION TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE FILING OF THIS REPORT TO CONFORM SUCH STATEMENTS TO ACTUAL RESULTS OR TO CHANGES IN OUR EXPECTATIONS.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the selling stockholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of the shares of our common stock described in this prospectus will be for the accounts of the selling stockholders.

                              SELLING STOCKHOLDERS

         We are registering 35,646,404 shares of our common stock for resale by the selling stockholders named below. The term "selling stockholders" includes each stockholder named below and such stockholder's transferees, pledgees, donees, or other successors. The selling stockholders, including their transferees, pledges, donees, or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares registered hereunder.

         In this registration statement we are registering the following shares:

         o 12,500,000 shares of common stock issuable to Laurus upon conversion of the convertible note issued to Laurus on July 12, 2004 ("Laurus Note") and 3,750,000 shares of common stock issuable upon exercise of warrant issued to Laurus in connection with the sale of Laurus Note,
         o 3,775,848 shares of common stock held by Michael Tomczak acquired from the conversion of Series B Preferred Stock and 1,772,354 shares issuable to Mr. Tomczak upon exercise of option granted on June 1, 2004.
         o 3,775,848 shares of common stock held by Jeffrey Boone acquired from the conversion of Series B Preferred Stock and 1,572,354 shares of common stock issuable to Mr. Boone upon exercise of option granted on June 1, 2004,
         o    3,541,667 shares of common stock issuable to Midsummer upon exercise of Series B Warrant issued on March 15, 2004, and
         o    4,958,333 shares of common stock issuable to Omicron Master Trust upon exercise of Series B Warrant issued on March 15, 2004.

         The following table, which reflects stockholdings as of August 31, 2004, is based in part upon information provided by the selling stockholders and sets forth (i) the names of the selling stockholders; (ii) the number of shares of our common stock that the selling stockholders owned prior to the resale of any of the shares of our common stock being registered hereby; (iii) the maximum number of shares of our common stock that may be offered for resale for the accounts of the selling stockholders pursuant to this prospectus; (iv) the number of shares of our common stock owned by the selling stockholders after the offering (assuming all of the shares registered for each selling stockholder are sold in the offering); and (v) the percentage of our common stock that will be held by the selling stockholders after the offering (assuming all of the shares registered for each selling stockholder are sold in the offering).

                                     NUMBER OF SHARES         NUMBER OF SHARES        NUMBER OF SHARES OF         PERCENTAGE OF
                                          OF IPI               OF IPI COMMON            IPI COMMON STOCK           COMMON STOCK
                                       COMMON STOCK             STOCK TO BE        BENEFICIALLY OWNED AFTER     BENEFICIALLY OWNED
SELLING STOCKHOLDER               BENEFICIALLY OWNED (1)   RESOLD IN THE OFFERING         THE OFFERING        AFTER THE OFFERING (2)
-------------------               ----------------------   ----------------------         ------------        ----------------------
Laurus  Master Fund, Ltd. (3)           16,250,000               16,250,000                    0                        0%
Michael Tomczak (4)                      5,548,202               5,548,202                     0                        0%
Jeffrey Boone (5)                        5,348,202               5,348,202                     0                        0%
Midsummer Investments, Ltd. (6)          7,575,894               3,541,667                 4,034,227                   4.3%
Omicron Master Trust (7)                 6,389,137               4,958,333                 1,430,804                   1.6%

(1) The number of shares does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities Act to prevent dilution of the common stock resulting from stock splits, stock dividends, or other events.

(2) Percentage of shares of common stock outstanding after the offering (a) is based upon 62,761,436 shares of our common stock outstanding as of August 31, 2004, plus 15,594,708 shares of common stock issuable upon the exercise of options and warrants, which shares are being registered in this prospectus, plus 12,500,000 shares of common stock issuable upon conversion of the Laurus Note, which shares are being registered in this prospectus, plus all shares issuable to such stockholder within 60 days of August 31, 2004 pursuant to outstanding options, warrants, and convertible securities and (b) assumes that the selling stockholders sell all shares of our common stock that are registered pursuant to this prospectus.

(3) Includes 12,500,000 shares of common stock issuable upon conversion of the Laurus Note within 60 days of August 31, 2004 and 3,750,000 shares issuable upon on exercise of warrant within 60 days of August 31, 2004. All 16,250,000 shares are being registered in this prospectus. Laurus's beneficial ownership is limited to 4.99% pursuant to limitations in the Laurus Note and related warrant.

(4) Includes 1,772,354 shares of common stock issuable upon exercise of options after 60 days of August 31, 2004, all of which are being registered in this prospectus.

(5) Includes 1,572,354 shares of common stock issuable upon exercise of options after 60 days of August 31, 2004, all of which are being registered in this prospectus.

(6) Includes 2,232,143 shares of common stock issuable upon conversion of the 9% convertible debenture and 4,743,751 shares of common stock issuable upon exercise of warrants, of which 3,541,667 shares are being registered in this prospectus. Midsummer's beneficial ownership is limited to 4.99% pursuant to limitations in the March 2004 Debenture and related warrants.

(7) Includes 6,389,137 shares of common stock issuable upon exercise of warrants, of which 4,958,333 shares are being registered in this prospectus. Omicron's beneficial ownership is limited to 4.99% pursuant to limitations in its warrants.


                              PLAN OF DISTRIBUTION

         The shares of common stock offered for resale through this prospectus may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         o On any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

         o    In the over-the-counter market;

         o    In private transactions;

         o    Through options;

         o    By pledge to secure debts and other obligations;

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o    Settlement of short sales;

         o The sale of a specified number of shares at a stipulated price per share by agreement between broker-dealers and the selling shareholders; or

         o    A combination of any of the above methods.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers, or agents. The selling stockholders and any underwriters, broker/dealers, or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer, or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares we are registering. The selling stockholders may transfer, devise, or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and the selling stockholder complies with the exemption.

         Under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     We will pay all expenses of this registration. These expenses include the Securities Exchange Commission's (the "SEC's") filing fees, fees under state securities or "blue sky" laws, and accounting and legal fees. We estimate that our expenses in connection with this registration will be approximately $10,000. All expenses for the issuance of any supplement to this prospectus will be paid by us. The selling stockholders may pay selling commissions or brokerage fees with respect to the sale of the resale shares by them. Some of the selling stockholders will be indemnified by us against certain civil liabilities under securities laws or will be entitled to contribution in connection therewith. We will be indemnified by some of the selling stockholders against certain liabilities under securities laws or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will by passed on for us by Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California 92101.

                                     EXPERTS

         The consolidated financial statements of Island Pacific, Inc. appearing in its Annual Report on Form 10-K for the years ended March 31, 2004 and 2003 and for the three years ended March 31, 2004, March 31, 2003, and March 31, 2002, have been audited by Singer, Lewak, Greenbaum, Goldstein, LLP, independent accountants as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

         This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until this offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in
(1) this prospectus or any prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus or any prospectus supplement, in either case, modifies or supersedes such statement.

         o    Our Annual Report on Form 10-K filed on June 29, 2004;

         o    Our quarterly report on Form 10-Q filed August 13, 2004;

         o Our Current Reports on Form 8-K filed on June 14, 2004, July 21, 2004, August 16, 2004 and August 30, 2004; and

         o The description of the Registrant's Common Stock par value $0.0001, which is contained in a registration statement filed under the Exchange Act on June 30, 1998 including any amendment or report filed for the purpose of updating such description.

         You may request a copy of these filings at no cost by contacting us in writing or telephonically at following address and/or phone number: 19800 MacArthur Boulevard, Irvine, California 92612, (949) 476-2212.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to make a statement that differs from what is included or incorporated by reference in this prospectus. If any person does make a statement that differs from what is included or incorporated by reference in this prospectus, you should not rely on it. Neither we nor any underwriter or agent will make an offer to sell these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

                  SEC Registration Fee......................   $   2,258
                  Legal fees and expenses...................   $  15,000
                  Accounting fees and expenses..............   $   7,000
                  Printing & Engraving......................   $     500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval, if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

         Our Restated Certificate of Incorporation provides indemnification of our directors and officers to the fullest extent permitted by the DGCL. Our Restated Bylaws provide for indemnification by the Company of its directors, officers, and certain non-officer employees under certain circumstances against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the Company.

         We have obtained liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

         The above discussion of our Restated Certificate of Incorporation and Restated Bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation, Restated Bylaws and statutes.

         At present, there is no pending litigation or proceeding involving our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16. EXHIBITS.

EXHIBIT     DESCRIPTION
-------     -----------

2.1 Amended and Restated Agreement of Merger and Plan of Reorganization dated June 1, 2004 by and between Island Pacific, Inc., Retail Technologies International, Inc., IPI Merger Sub, Inc., IPI Merger Sub II, Inc., Michael Tomczak and Jeffrey Boone, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on June 14, 2004.

2.2 Agreement of Merger dated June 1, 2004 between IPI Merger Sub II, Inc. and Retail Technologies International, Inc., incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on June 14, 2004.

4.1 Securities Purchase Agreement dated March 15, 2004 by and among Island Pacific, Inc., Omicron Master Trust and Midsummer Investments, Ltd, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on March 17, 2004.

4.2 Securities Purchase Agreement dated July 12, 2004 by and among Island Pacific, Inc. and Laurus Master Fund, Ltd., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on July 21, 2004.

4.3 Registration Rights Agreement dated March 15, 2004 by and among the Company, Omicron Master Trust and Midsummer Investments, Ltd., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on March 17, 2004.

4.4 Amendment No. 1 to the 9% Convertible Debenture dated July 30, 2004 by and between Island Pacific, Inc. and Midsummer Investments, Ltd., incorporated by reference to exhibit 4.14 to the Company's Form 10-Q filed on August 12, 2004.

4.5 Secured Convertible Term Note issued by Island Pacific, Inc. in favor of Laurus Master Fund. Ltd., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on July 21, 2004.

4.5 Common Stock Purchase Warrant dated July 12, 2004 issued to Laurus Master Fund, Ltd. by Island Pacific, Inc., incorporated by reference to exhibit 4.3 to the Company's Form 8-K filed on July 21, 2004.

4.7 Registration Rights Agreement dated July 12, 2004 between Island Pacific, Inc. and Laurus Master Fund, Ltd., incorporated by reference to exhibit 4.4 to the Company's Form 8-K filed on July 21, 2004.

4.8 Registration Rights Agreement dated June 1, 2004 by and between Island Pacific, Inc., Michael Tomczak, Jeffrey Boone and Intuit, Inc., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on June 14, 2004.

4.9 Form of Voting Agreement, incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on June 14, 2004.

5.1         Opinion of Solomon Ward Seidenwurm & Smith, LLP

23.1 Consent of Solomon Ward Seidenwurm & Smith, LLP, reference is made to exhibit 5.1 above.

23.2 Consent of Singer Lewak Greenbaum & Goldstein, LLP, independent auditors.

24.1        Power of Attorney, reference is made to the signature page hereto.

ITEM 17. UNDERTAKINGS

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase of decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement as effective; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) We hereby undertake that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on September 10, 2004.


                                    ISLAND PACIFIC, INC., A DELAWARE CORPORATION

                                    By: /s/ Michael Tomczak
                                        ----------------------------------------
                                        Michael Tomczak, President and Chief
                                        Operating Officer
                                        (Principal Executive Officer)

                                    By: /s/ Ran Furman
                                        ----------------------------------------
                                        Ran Furman, Chief Financial Officer
                                        (Principal Financial and Accounting
                                        Officer)

                                POWER OF ATTORNEY

          EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS MICHAEL SILVERMAN AND RAN FURMAN, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION AND EACH OF THEM WITH FULL POWER TO ACT WITHOUT THE OTHER, HIS OR HER ATTORNEY-IN-FACT AND AGENT, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT RELATING TO THIS REGISTRATION STATEMENT UNDER RULE 462 UNDER THE SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR, HIS, OR HER SUBSTITUTES OR SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURES                                             CAPACITY                                 DATE
----------                                             --------                                 ----
/s/ Michael Silverman                            Chairman of the Board                   September 10, 2004
---------------------------------------
Michael Silverman


/s/ Michael Tomczak                       President, Chief Operating Officer             September 10, 2004
---------------------------------------              and Director
Michael Tomczak


/s/ Donald S. Radcliffe                                Director                          September 10, 2004
---------------------------------------
Donald S. Radcliffe


/s/ Lawrence Page                          Executive Vice-President, Special             September 10, 2004
---------------------------------------          Projects and Director
Lawrence Page


/s/ Julia Eakes                                        Director                          September 10, 2004
---------------------------------------
Julia Eakes


/s/ Steven Spector                                     Director                          September 10, 2004
---------------------------------------
Steven Spector


/s/ Ian Bonner                                         Director                          September 10, 2004
---------------------------------------
Ian Bonner


                                  EXHIBIT INDEX

EXHIBIT     DESCRIPTION
-------     -----------

2.1 Amended and Restated Agreement of Merger and Plan of Reorganization dated June 1, 2004 by and between Island Pacific, Inc., Retail Technologies International, Inc., IPI Merger Sub, Inc., IPI Merger Sub II, Inc., Michael Tomczak and Jeffrey Boone, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on June 14, 2004.

2.2 Agreement of Merger dated June 1, 2004 between IPI Merger Sub II, Inc. and Retail Technologies International, Inc., incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on June 14, 2004.

4.1 Securities Purchase Agreement dated March 15, 2004 by and among Island Pacific, Inc., Omicron Master Trust and Midsummer Investments, Ltd, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on March 17, 2004.

4.2 Securities Purchase Agreement dated July 12, 2004 by and among Island Pacific, Inc. and Laurus Master Fund, Ltd., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on July 21, 2004.

4.3 Registration Rights Agreement dated March 15, 2004 by and among the Company, Omicron Master Trust and Midsummer Investments, Ltd., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on March 17, 2004.

4.4 Amendment No. 1 to the 9% Convertible Debenture dated July 30, 2004 by and between Island Pacific, Inc. and Midsummer Investments, Ltd., incorporated by reference to exhibit 4.14 to the Company's Form 10-Q filed on August 12, 2004.

4.5 Secured Convertible Term Note issued by Island Pacific, Inc. in favor of Laurus Master Fund. Ltd., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on July 21, 2004.

4.5 Common Stock Purchase Warrant dated July 12, 2004 issued to Laurus Master Fund, Ltd. by Island Pacific, Inc., incorporated by reference to exhibit 4.3 to the Company's Form 8-K filed on July 21, 2004.

4.7 Registration Rights Agreement dated July 12, 2004 between Island Pacific, Inc. and Laurus Master Fund, Ltd., incorporated by reference to exhibit 4.4 to the Company's Form 8-K filed on July 21, 2004.

4.8 Registration Rights Agreement dated June 1, 2004 by and between Island Pacific, Inc., Michael Tomczak, Jeffrey Boone and Intuit, Inc., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on June 14, 2004.

4.9 Form of Voting Agreement, incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on June 14, 2004.

5.1         Opinion of Solomon Ward Seidenwurm & Smith, LLP

23.1 Consent of Solomon Ward Seidenwurm & Smith, LLP, reference is made to exhibit 5.1 above.

23.2 Consent of Singer Lewak Greenbaum & Goldstein, LLP, independent auditors.

24.1        Power of Attorney, reference is made to the signature page hereto.



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